Viatris Reports Strong Financial and Operational Results for the Third Quarter 2023 and Reaffirms Full-Year 2023 Adjusted EBITDA and Free Cash Flow Guidance Ranges[1]

•Reports Total Revenues of $3.94 Billion; U.S. GAAP Net Earnings of $332 Million; Adjusted EBITDA of $1.36 Billion; U.S. GAAP Net Cash Provided by Operating Activities of $834 Million; and Free Cash Flow of $738 Million for the Quarter
•Strong Results Signal Continuation of Growth Journey with Second Consecutive Quarter of Year-over-Year Operational Revenue Growth on a Divestiture-Adjusted Basis[2]
•Revises Full-Year Total Revenues Guidance Range Solely to Reflect the Expected Negative Impact of Foreign Exchange
•On Track to Complete All Planned Divestitures by the End of the First Half of 2024[3]
•Board of Directors Declares Quarterly Dividend of $0.12 Per Share
PITTSBURGH – November 7, 2023 – Viatris Inc. (NASDAQ: VTRS) today reported strong results for the third quarter of 2023 reflecting another quarter of year-over-year growth[2] and signaling the continuation of the Company’s growth journey.

Executive Commentary
Viatris CEO Scott A. Smith said: “Viatris had another outstanding quarter in Q3. It is our second consecutive quarter of year-over-year operational revenue growth on a divestiture-adjusted basis and our eleventh straight quarter of strong operational results. These results are an indication of the continuing momentum we are building as we prepare to bring Phase 1 of our strategic plan to successful completion. Operationally, we are continuing to see strong performance globally across our businesses. We are on track to complete all our planned divestitures by the end of the first half of 2024. We are now shifting our focus to Phase 2 and to adding to the strength of our stable base by building the business in areas with the greatest potential for growth, patient impact and shareholder value.”

Viatris President Rajiv Malik said: “We achieved yet another strong quarter of commercial execution around the globe. As a result of our continued advancement of our robust and deep pipeline, we are on track to deliver $450 million to $550 million in new product revenue annually from new launches, which supports the predictability of our core business. We believe the stable global platform we have built and our consistent performance sets Viatris up well for continued future growth.”

Viatris CFO Sanjeev Narula said: “The diversity of our global portfolio and platforms continue to drive strong gross margins. Our solid and continued durable free cash flow generation has served to further strengthen our balance sheet while returning significant capital to shareholders. Based on the underlying fundamentals of our business, we believe we are well positioned to deliver on our financial guidance for the remainder of 2023 and for a strong start to 2024.”

[1] Viatris is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2023 adjusted EBITDA guidance. U.S. GAAP net cash provided by operating activities for 2023 is estimated to be between $2.8 billion and $3.1 billion. Please see "2023 Financial Guidance" and "Non-GAAP Financial Measures" for additional information.
[2] For the three months ended September 30, 2023, total net sales declined 3% on a U.S. GAAP basis and increased 1% on a divestiture-adjusted operational basis.
[3] Divestitures are subject to regulatory approvals, completion of any consultations with employee representatives (where applicable), receipt of required consents and other closing conditions, including, in the case of the API business divestiture, a financing condition.

2023 Financial Guidance
The Company is not providing forward-looking guidance for U.S. GAAP net earnings or a quantitative reconciliation of its 2023 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net earnings, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Return of Capital to Shareholders
Viatris announced that, on November 6, 2023, its Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock. The dividend is payable on December 15, 2023, to shareholders of record at the close of business on November 24, 2023.
Viatris paid a quarterly cash dividend of twelve cents ($0.12) per share on the Company's issued and outstanding common stock on September 15, 2023.
Conference Call and Earnings Materials
Viatris Inc. will host a conference call and live webcast, today at 5:00 p.m. ET, to discuss the Company's financial results for the third quarter of 2023.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 800.274.8461 or 203.518.9783 for international callers (Conference ID: VTRSQ323). The "Viatris Q3 Earnings Presentation," which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

Financial Summary

	Three Months Ended
	September 30,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture-Adjusted Operational Change(2) (3)
Total Net Sales	$3,933.9	$4,067.4	(3)%	(3)%	1%
Developed Markets	2,408.5	2,431.5	(1)%	(4)%	2%
Emerging Markets	642.5	678.9	(5)%	—%	2%
JANZ	334.5	383.0	(13)%	(8)%	(6)%
Greater China	548.4	574.0	(4)%	—%	—%

Net Sales by Product Category
Brands	$2,533.1	$2,540.3	—%	(1)%	(1)%
Complex Gx	174.4	320.2	(46)%	(46)%	25%
Generics	1,226.4	1,206.9	2%	3%	3%

U.S. GAAP Gross Profit	$1,691.3	$1,748.4	(3)%
U.S. GAAP Gross Margin	42.9%	42.9%
Adjusted Gross Profit (3)	$2,333.9	$2,469.3	(5)%
Adjusted Gross Margin (3)	59.2%	60.5%

U.S. GAAP Net Earnings	$331.6	$354.3	(6)%
Adjusted Net Earnings (3)	$952.8	$1,063.5	(10)%

EBITDA (3)	$1,223.1	$1,280.2	(4)%
Adjusted EBITDA (3)	$1,360.1	$1,497.8	(9)%	(9)%	(6)%

U.S. GAAP net cash provided by operating activities	$834.1	$869.0	(4)%
Capital expenditures	95.9	103.9	(8)%
Free cash flow (3) (4)	$738.2	$765.1	(4)%
___________
(1)     Represents operational change for net sales and adjusted EBITDA which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)     Represents adjustments for impact of the biosimilars divestitures in November 2022 on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(3)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(4)    Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $48 million, free cash flow for the three months ended September 30, 2023 was $786 million.

	Nine Months Ended
	September 30,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture-Adjusted Operational Change(2) (3)
Total Net Sales	$11,562.5	$12,351.0	(6)%	(4)%	—%
Developed Markets	6,932.7	7,386.7	(6)%	(6)%	—%
Emerging Markets	1,932.5	2,035.0	(5)%	2%	4%
JANZ	1,052.2	1,233.9	(15)%	(8)%	(8)%
Greater China	1,645.1	1,695.4	(3)%	2%	2%

Net Sales by Product Category
Brands	$7,398.1	$7,577.5	(2)%	—%	—%
Complex Gx	449.7	1,065.8	(58)%	(58)%	(19)%
Generics	3,714.7	3,707.7	—%	3%	4%

U.S. GAAP Gross Profit	$4,842.1	$5,222.9	(7)%
U.S. GAAP Gross Margin	41.8%	42.2%
Adjusted Gross Profit (3)	$6,916.5	$7,374.4	(6)%
Adjusted Gross Margin (3)	59.7%	59.5%

U.S. GAAP Net Earnings	$820.3	$1,067.4	(23)%
Adjusted Net Earnings (3)	$2,791.1	$3,254.1	(14)%

EBITDA (3)	$3,586.2	$3,947.4	(9)%
Adjusted EBITDA (3)	$4,006.7	$4,566.2	(12)%	(10)%	(7)%

U.S. GAAP net cash provided by operating activities	$2,320.2	$2,810.0	(17)%
Capital expenditures	211.5	252.3	(16)%
Free cash flow (3) (4)	$2,108.7	$2,557.7	(18)%
___________
(1)     Represents operational change for net sales and adjusted EBITDA which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)     Represents adjustments for impact of the biosimilars divestitures in November 2022 on an operational basis and a reclassification. See “Certain Key Terms and Presentation Matters” in this release for more information.
(3)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(4)    Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $79 million, free cash flow for the nine months ended September 30, 2023 was $2.19 billion.

Financial Highlights
•Third quarter 2023 total net sales totaled $3.93 billion, up 1% on a divestiture-adjusted operational basis (as defined in "Certain Key Terms and Presentation Matters" below) compared to Q3 2022 results.
•Brands performed in line with expectations, reflecting solid year-over-year performance in key brands including Yupelri® and Dymista® and sales from Tyrvaya®.
•Complex generics performed slightly below expectations due to phasing of new product launches.
•Generics, which include diversified product forms such as oral solids, injectables, transdermals and topicals, performed ahead of expectations due to solid performance across broader portfolio in Developed and Emerging Markets.
•The Company generated approximately $135 million in new product revenues (as defined in "Certain Key Terms and Presentation Matters" below) in the third quarter (approximately $345 million for the year to date) primarily driven by lenalidomide and Breyna™ in the U.S. We expect to deliver more than $450 million in new product revenues in 2023.
•The Company had U.S. GAAP net cash provided by operating activities of $834 million in the third quarter ($2.32 billion for the year to date) and generated $738 million of free cash flow in the third quarter ($2.11 billion for the year to date), primarily driven by strong operating results and the timing of planned capital expenditures. U.S. GAAP net cash provided by operating activities and free cash flow for the third quarter included approximately $48 million ($79 million for the year to date) of transaction costs primarily related to the eye care acquisitions and the divestitures.

•The Company paid down $23 million in debt in the third quarter ($750 million for the year to date). The Company remains fully committed to maintaining its investment grade credit rating.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2023 and the carryover impact of new products, including business development, launched within the last twelve months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales, revenues and adjusted EBITDA to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the biosimilars divestiture in November 2022 by excluding biosimilars net sales from 2022 periods, and a reclassification to conform prior year-to-date amounts to current year presentation of divestiture-adjusted operational net sales.

SG&A and R&D TSA reimbursement: Expenses related to TSA services provided to Biocon Biologics are recorded in their respective functional line item; however, reimbursement of those expenses plus the mark-up is included in other (income) expense, net. For comparability purposes, amounts related to the cost reimbursement are reclassified to adjusted SG&A and adjusted R&D. This reclassification has no impact on adjusted net earnings or adjusted EBITDA.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs; adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other (income) expense, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, 2022 adjusted net sales ex biosimilars and other, operational change, and divestiture-adjusted operational change, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales and adjusted EBITDA. These measures provide information on the change in total revenues, net sales and adjusted EBITDA assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues and adjusted EBITDA performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of the biosimilars divestiture in November 2022 by excluding biosimilars net sales from 2022 periods, and a reclassification to conform prior year amounts to current year presentation of divestiture-adjusted operational net sales. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and nine months ended September 30, 2023 and 2022 as well as for total revenues, as well as divestiture-adjusted operational change in net sales. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended September 30, 2023.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale. In 2022 alone, we supplied high-quality medicines to approximately 1 billion patients around the world. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We have the ability to touch all of life's moments, from birth to end of life, acute conditions to chronic diseases. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter, LinkedIn, Instagram and YouTube.

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2023 financial guidance; Viatris reaffirms full-year 2023 adjusted EBITDA and free cash flow guidance ranges; strong results signal continuation of growth journey with second consecutive quarter of year-over-year operational revenue growth on a divestiture-adjusted basis; revises full-year total revenues guidance range solely to reflect the expected negative impact of foreign exchange; on track to complete all planned divestitures by the end of the first half of 2024, subject to regulatory approvals, completion of any consultations with employee representatives (where applicable), receipt of required consents and other closing conditions, including, in the case of the API business divestiture, a financing condition; these results are an indication of the continuing momentum we are building as we prepare to bring Phase 1 of our strategic plan to successful completion; operationally, we are continuing to see strong performance globally across our businesses; we are now shifting our focus to Phase 2 and to adding to the strength of our stable base by building the business in areas with the greatest potential for growth, patient impact and shareholder value; as a result of our continued advancement of our robust and deep pipeline, we are on track to deliver $450 million to $550 million in new product revenue annually from new launches, which supports the predictability of our core business; we believe the stable global platform we have built and our consistent performance sets Viatris up well for continued future growth; the diversity of our global portfolio and platforms continue to drive strong gross margins; our solid and continued durable free cash flow generation has served to further strengthen our balance sheet while returning significant capital to shareholders; based on the underlying fundamentals of our business, we believe we are well positioned to deliver on our financial guidance for the remainder of 2023 and for a strong start to 2024; 2023 financial guidance update; strong year-to-date operational revenue performance and full-year trending in line with expectation; adjusting the guidance range for total revenues solely due to foreign exchange headwinds of ~2% if October rates hold for remainder of the year; expects to absorb foreign exchange headwinds and be at the midpoint of 2023 guidance ranges for adjusted EBITDA and free cash flow; raising adjusted gross margin key metric range to 58.5%-59.0% based on strong year-to-date performance; Viatris announced that, on November 6, 2023, its Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock payable on December 15, 2023, to shareholders of record at the close of business on November 24, 2023; we expect to deliver more than $450 million in new product revenues in 2023; the goals or outlooks with respect to the Viatris Inc.’s (“Viatris” or the “Company”) strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential and announced divestitures (including an offer for the divestiture of substantially all of the Company’s over-the-counter (“OTC”) business and definitive agreements to divest the Company’s women’s healthcare business and, separately, in another transaction, the Company’s rights to two women’s healthcare products, the Company’s active pharmaceutical ingredient business in India and commercialization rights in select geographic markets that were part of Mylan N.V. combining with Pfizer Inc.'s off-patent branded and generic established medicines business in a Reverse Morris Trust transaction to form Viatris on November 16, 2020 (the “Combination”) that are smaller in nature and in which we had no established infrastructure prior to or following the Combination (the "Upjohn Distributor Markets")) acquisitions; the benefits and synergies of acquisitions, divestitures or our global restructuring program; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may be unable to realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including but not limited to announced divestitures); the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies and operating efficiencies in connection with acquisitions, divestitures, or its global restructuring program within the expected timeframe or at all; with respect to previously announced divestitures, such divestitures not being completed on the expected timelines or at all, the risk that the conditions set forth in the definitive agreements with respect to such divestitures will not be satisfied or waived, failure to realize the total transaction values for the divestitures and/or the expected proceeds for any or all such divestitures, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration, the risk that the Company may elect not to exercise its option to accept the offer in the OTC transaction, and that the Company expects to incur a significant loss related to the OTC divestiture; goodwill or other impairment charges or other losses related to the divestiture or sale of businesses or assets (including but not limited to announced divestitures); the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this press release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this press release other than as required by law.

Contacts

MEDIA	INVESTORS
+1.724.514.1968	Bill Szablewski
Communications@viatris.com	+1.412.707.2866
InvestorRelations@viatris.com
Jennifer Mauer	William.Szablewski@viatris.com
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Net sales	$3,933.9	$4,067.4	$11,562.5	$12,351.0
Other revenues	8.0	10.8	27.1	35.7
Total revenues	3,941.9	4,078.2	11,589.6	12,386.7
Cost of sales	2,250.6	2,329.8	6,747.5	7,163.8
Gross profit	1,691.3	1,748.4	4,842.1	5,222.9
Operating expenses:
Research and development	211.2	174.9	602.4	479.8
Acquired IPR&D	1.0	—	11.2	—
Selling, general and administrative	1,053.5	1,017.3	3,044.3	2,913.7
Litigation settlements and other contingencies, net	(26.1)	(3.9)	(36.5)	13.2
Total operating expenses	1,239.6	1,188.3	3,621.4	3,406.7
Earnings from operations	451.7	560.1	1,220.7	1,816.2
Interest expense	141.5	153.2	432.2	445.3
Other (income) expense, net	(92.0)	(20.6)	(269.4)	26.6
Earnings before income taxes	402.2	427.5	1,057.9	1,344.3
Income tax provision	70.6	73.2	237.6	276.9
Net earnings	$331.6	$354.3	$820.3	$1,067.4
Earnings per share attributable to Viatris Inc. shareholders
Basic	$0.28	$0.29	$0.68	$0.88
Diluted	$0.27	$0.29	$0.68	$0.88
Weighted average shares outstanding:
Basic	1,199.5	1,212.5	1,200.4	1,211.8
Diluted	1,207.6	1,218.1	1,205.6	1,216.1

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 30, 2023	December 31, 2022
ASSETS
Assets
Current assets:
Cash and cash equivalents	$1,309.6	$1,259.9
Accounts receivable, net	3,738.5	3,814.5
Inventories	3,671.9	3,519.5
Prepaid expenses and other current assets	1,784.7	1,811.2
Assets held for sale	427.3	230.3
Total current assets	10,932.0	10,635.4
Intangible assets, net	21,280.5	22,607.1
Goodwill	10,278.1	10,425.8
Other non-current assets	6,252.0	6,353.9
Total assets	$48,742.6	$50,022.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,307.4	$1,259.1
Liabilities held for sale	14.3	—
Other current liabilities	5,512.3	5,487.1
Long-term debt	17,076.9	18,015.2
Other non-current liabilities	3,966.1	4,188.5
Total liabilities	27,877.0	28,949.9
Shareholders' equity	20,865.6	21,072.3
Total liabilities and equity	$48,742.6	$50,022.2

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
(In millions)	2023	2022	2023	2022
Select Key Global Products
Lipitor ®	$381.6	$420.4	$1,179.5	$1,266.1
Norvasc ®	175.5	189.3	560.6	600.1
Lyrica ®	141.7	156.5	423.1	483.9
EpiPen® Auto-Injectors	131.9	114.4	355.2	309.7
Viagra ®	110.5	117.0	336.5	361.9
Celebrex ®	84.7	82.2	255.5	253.4
Creon ®	77.5	76.4	224.3	226.5
Effexor ®	65.5	64.2	194.9	215.4
Zoloft ®	62.7	53.1	173.7	188.7
Xalabrands	47.9	51.0	145.0	146.7

Select Key Segment Products
Influvac ®	$137.2	$159.3	$137.5	$178.3
Yupelri ®	58.3	53.4	160.3	146.1
Dymista ®	44.1	38.6	155.0	138.0
Amitiza ®	37.7	39.4	115.8	125.3
Xanax ®	28.2	38.3	119.7	115.5
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three and nine months ended September 30, 2023 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net earnings to adjusted net earnings for the three and nine months ended September 30, 2023 compared to the prior year periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP net earnings	$331.6	$354.3	$820.3	$1,067.4
Purchase accounting related amortization (primarily included in cost of sales) (a)	602.0	626.7	1,864.6	1,930.5
Litigation settlements and other contingencies, net	(26.1)	(3.9)	(36.5)	13.2
Interest expense (primarily amortization of premiums and discounts on long term debt)	(10.7)	(10.0)	(31.5)	(36.8)
Acquisition and divestiture-related costs (primarily included in SG&A) (b)	115.7	99.2	230.1	306.3
Restructuring related costs (c)	14.9	15.0	98.7	42.0
Share-based compensation expense	43.1	29.1	124.9	86.8
Other special items included in:
Cost of sales (d)	16.7	68.9	91.9	150.4
Research and development expense	0.3	—	2.7	0.9
Selling, general and administrative expense	2.7	19.9	34.0	44.3
Other income, net (e)	(26.4)	(6.3)	(114.0)	(8.2)
Tax effect of the above items and other income tax related items (f)	(111.0)	(129.4)	(294.1)	(342.7)
Adjusted net earnings	$952.8	$1,063.5	$2,791.1	$3,254.1
____________
Significant items include the following:
(a)    For the nine months ended September 30, 2023, charges include an intangible asset charge of approximately $32.0 million related to the planned divestiture of the Upjohn Distributor Markets to write down the disposal group to fair value, less cost to sell. Also includes amortization of the step-up in the fair value of inventory related to the Oyster Point Pharma Inc. acquisition of approximately $7.3 million and $22.0 million, for the three and nine months ended September 30, 2023, respectively.
(b)    Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)    For the three and nine months ended September 30, 2023, charges include approximately $9.1 million and $88.9 million, respectively, in cost of sales and approximately $5.8 million and $9.8 million, respectively, in SG&A.
(d)    For the three and nine months ended September 30, 2023, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $1.0 million and $36.6 million, respectively. For the nine months ended September 30, 2023, also includes charges related to the planned divestiture of the Upjohn Distributor Markets of approximately $19.2 million.
(e)     For the three months ended September 30, 2023, includes a gain of approximately $19.1 million as a result of remeasuring the compulsory convertible preferred shares ("CCPS") in Biocon Biologics Limited ("Biocon Biologics") to fair value. For the nine months ended September 30, 2023, includes gains of approximately $115.1 million as a result of remeasuring our non-marketable equity investments to fair value, including our equity interests in Mapi Pharma Limited ("Mapi") and Famy Life Sciences Private Limited ("Famy Life Sciences") and the CCPS in Biocon Biologics.
(f)     Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2023, compared to the prior year period:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP net earnings	$331.6	$354.3	$820.3	$1,067.4
Add adjustments:
Income tax provision	70.6	73.2	237.6	276.9
Interest expense (a)	141.5	153.2	432.2	445.3
Depreciation and amortization (b)	679.4	699.5	2,096.1	2,157.8
EBITDA	$1,223.1	$1,280.2	$3,586.2	$3,947.4
Add / (deduct) adjustments:
Share-based compensation expense	43.1	29.1	124.9	86.8
Litigation settlements and other contingencies, net	(26.1)	(3.9)	(36.5)	13.2
Restructuring, acquisition and divestiture-related and other special items (c)	120.0	192.4	332.1	518.8
Adjusted EBITDA	$1,360.1	$1,497.8	$4,006.7	$4,566.2
___________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	September 30,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Biosimilars (3)	2022 Adjusted Ex Biosimilars (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$2,408.5	$2,431.5	(1)%	$(85.0)	$2,323.5	(4)%	$162.9	$2,268.6	2%
Greater China	548.4	574.0	(4)%	23.7	572.1	—%	0.2	573.8	—%
JANZ	334.5	383.0	(13)%	18.9	353.4	(8)%	5.1	377.9	(6)%
Emerging Markets	642.5	678.9	(5)%	35.8	678.3	—%	12.8	666.1	2%
Total net sales	$3,933.9	$4,067.4	(3)%	$(6.6)	$3,927.3	(3)%	$181.0	$3,886.4	1%

Other revenues (7)	8.0	10.8	NM	(0.3)	7.7	NM
Consolidated total revenues (8)	$3,941.9	$4,078.2	(3)%	$(6.9)	$3,935.0	(3)%

	Nine Months Ended
	September 30,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Biosimilars (3)	Other (4)	2022 Adjusted Ex Biosimilars and Other (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$6,932.7	$7,386.7	(6)%	$(23.7)	$6,909.0	(6)%	$449.4	$13.9	$6,923.4	—%
Greater China	1,645.1	1,695.4	(3)%	85.1	1,730.2	2%	0.6	(4.2)	1,699.0	2%
JANZ	1,052.2	1,233.9	(15)%	77.6	1,129.8	(8)%	14.7	(9.7)	1,228.9	(8)%
Emerging Markets	1,932.5	2,035.0	(5)%	143.1	2,075.6	2%	42.8	—	1,992.2	4%
Total net sales	$11,562.5	$12,351.0	(6)%	$282.1	$11,844.6	(4)%	$507.5	$—	$11,843.5	—%

Other revenues (7)	27.1	35.7	NM	0.1	27.2	NM
Consolidated total revenues (8)	$11,589.6	$12,386.7	(6)%	$282.2	$11,871.8	(4)%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents biosimilars net sales in the relevant period.
(4)Represents a reclassification to conform prior year amounts to current year presentation of divestiture-adjusted operational net sales.
(5)Represents U.S. GAAP net sales minus 2022 biosimilars net sales for the relevant period and a reclassification.
(6)See “Certain Key Terms and Presentation Matters” in this release for more information.
(7)For the three months ended September 30, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $6.4 million, $0.2 million, and $1.4 million, respectively. For the nine months ended September 30, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $19.5 million, $0.8 million, and $6.8 million, respectively.
(8)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP cost of sales	$2,250.6	$2,329.8	$6,747.5	$7,163.8
Deduct:
Purchase accounting related amortization	(602.0)	(626.7)	(1,864.7)	(1,930.4)
Acquisition and divestiture-related items	(14.1)	(16.3)	(26.7)	(41.1)
Restructuring related costs	(9.1)	(8.6)	(88.9)	(28.4)
Share-based compensation expense	(0.7)	(0.4)	(2.2)	(1.2)
Other special items	(16.7)	(68.9)	(91.9)	(150.4)
Adjusted cost of sales	$1,608.0	$1,608.9	$4,673.1	$5,012.3

Adjusted gross profit (a)	$2,333.9	$2,469.3	$6,916.5	$7,374.4

Adjusted gross margin (a)	59%	61%	60%	60%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP R&D	$211.2	$174.9	$602.4	$479.8
Deduct:
Acquisition and divestiture-related costs	(2.2)	(2.6)	(9.2)	(6.3)
Share-based compensation expense	(1.5)	(1.1)	(4.0)	(4.1)
SG&A and R&D TSA reimbursement (c)	(8.6)	—	(27.0)	—
Other special items	(0.3)	—	(2.7)	(0.9)
Adjusted R&D	$198.6	$171.2	$559.5	$468.5

Adjusted R&D as % of total revenues	5%	4%	5%	4%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP SG&A	$1,053.5	$1,017.3	$3,044.3	$2,913.7
Deduct:
Acquisition and divestiture-related costs	(99.4)	(80.4)	(194.1)	(258.9)
Restructuring and related costs	(5.8)	(6.4)	(9.8)	(13.6)
Purchase accounting amortization and other related items	—	—	—	(0.1)
Share-based compensation expense	(40.9)	(27.5)	(118.7)	(81.5)
SG&A and R&D TSA reimbursement (c)	(27.6)	—	(79.8)	—
Other special items and reclassifications	(2.7)	(19.9)	(34.0)	(44.3)
Adjusted SG&A	$877.1	$883.1	$2,607.9	$2,515.3

Adjusted SG&A as % of total revenues	22%	22%	23%	20%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP total operating expenses	$1,239.6	$1,188.3	$3,621.4	$3,406.7
Add / (Deduct):
Litigation settlements and other contingencies, net	26.1	3.9	36.5	(13.2)
R&D adjustments	(12.6)	(3.7)	(42.9)	(11.3)
SG&A adjustments	(176.4)	(134.2)	(436.4)	(398.4)
Adjusted total operating expenses	$1,076.7	$1,054.3	$3,178.6	$2,983.8

Adjusted earnings from operations (b)	$1,257.2	$1,415.0	$3,737.9	$4,390.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP interest expense	$141.5	$153.2	$432.2	$445.3
Add / (Deduct):
Accretion of contingent consideration liability	(2.0)	(1.8)	(6.3)	(5.6)
Amortization of premiums and discounts on long-term debt	13.7	12.8	40.8	45.7
Other special items	(1.0)	(1.1)	(3.0)	(3.3)
Adjusted interest expense	$152.2	$163.1	$463.7	$482.1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP other (income) expense, net	$(92.0)	$(20.6)	$(269.4)	$26.6
Add / (Deduct):
Fair value adjustments on non-marketable equity investments (d)	19.1	—	115.1	—
SG&A and R&D TSA reimbursement (c)	36.2	—	106.8	—
Other items	7.3	6.3	(1.1)	8.2
Adjusted other (income) expense, net	$(29.4)	$(14.3)	$(48.6)	$34.8

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP earnings before income taxes	$402.2	$427.5	$1,057.9	$1,344.3
Total pre-tax non-GAAP adjustments	732.1	838.5	2,264.8	2,529.3
Adjusted earnings before income taxes	$1,134.3	$1,266.0	$3,322.7	$3,873.6

U.S. GAAP income tax provision	$70.6	$73.2	$237.6	$276.9
Adjusted tax expense	110.9	129.4	294.0	342.7
Adjusted income tax provision	$181.5	$202.6	$531.6	$619.6

Adjusted effective tax rate	16.0%	16.0%	16.0%	16.0%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(d)For the three months ended September 30, 2023, includes a gain of approximately $19.1 million as a result of remeasuring the CCPS in Biocon Biologics to fair value. For the nine months ended September 30, 2023, includes gains of approximately $115.1 million as a result of remeasuring our non-marketable equity interests in Mapi and Famy Life Sciences and the CCPS in Biocon Biologics to fair value.

Reconciliation of Estimated 2023 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
A reconciliation of the estimated 2023 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,800 - $3,100

Less: Capital Expenditures	$(400) - $(500)

Free Cash Flow (a)	$2,300 - $2,700
___________
(a)Includes the full year expected performance for the planned divestitures and excludes any potential related costs, such as taxes and transaction costs, as well as any similar costs related to the eye care acquisitions. Also excludes any acquired IPR&D for unsigned deals.